EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

FOR IMMEDIATE RELEASE
American Express Elects Jay Clayton to Board of Directors

New York, New York, October 6, 2022 – American Express Company (NYSE: AXP) today announced that Walter Joseph “Jay” Clayton has been elected to its Board of Directors, effective October 5, 2022. Mr. Clayton served as the Chairman of the U.S. Securities and Exchange Commission (SEC) between 2017 and 2020 and is currently a Senior Policy Advisor and Of Counsel at Sullivan & Cromwell LLP.
“Jay’s deep regulatory and legal expertise and knowledge in financial markets, along with his extensive experience advising organizations on corporate governance matters, will make him a tremendous asset to our Board,” said Stephen J. Squeri, Chairman and Chief Executive Officer of American Express. “I look forward to benefiting from his valuable perspective on our Board as we execute against the company’s growth plan.”
As the 32nd Chairman of the SEC, Mr. Clayton focused on modernizing the regulation and oversight of financial markets to enhance transparency for individual investors and access to capital for businesses, and adapting to advances in technology. During his tenure as Chairman, he also was a member of the President’s Working Group on Financial Markets, the Financial Stability Board, the International Organization of Securities Commissions, and the Financial Stability Oversight Council.
Prior to his government service, Mr. Clayton spent over 20 years at Sullivan & Cromwell, where he was a member of the management committee, co-managing partner of the General Practice Group, and co-head of the Cybersecurity Group. He specialized in mergers and acquisitions, capital markets offerings, and other transactions, while also serving as an adviser to numerous companies on legal and regulatory matters. He rejoined the firm in 2021 in his current role as Senior Policy Advisor and Of Counsel and is focused on advising corporations and public institutions on governance, markets, and regulatory matters.
Mr. Clayton also serves as Non-Executive Chairman of the Board of Directors of Apollo Global Management Inc. He also is a member of the Federal Deposit Insurance Corp.’s Systemic Resolution Advisory Committee.

Mr. Clayton received a B.S. in engineering from the University of Pennsylvania, a B.A. and M.A. in Economics from the University of Cambridge, and a J.D. from the University of Pennsylvania Law School.
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CONTACTS:
AMERICAN EXPRESS
Leah Gerstner
212-640-3174
Leah.M.Gerstner@aexp.com
Andrew Johnson
212-640-8610
Andrew.R.Johnson@aexp.com
ABOUT AMERICAN EXPRESS
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products, services and corporate responsibility information: personal cards, business cards, travel services, gift cards, prepaid cards, merchant services, Accertify, Kabbage, Resy, corporate card, business travel, diversity and inclusion, corporate responsibility and Environmental, Social, and Governance reports.

Source: American Express Company
Location: Global

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